Exhibit 15

INFORMATION REGARDING AIRWORKS AND RS PROPERTIES

AirWorks Funding LLLP, a Georgia limited liability limited partnership (“AirWorks”)
655 Madison Avenue
23rd Floor
New York, New York 10021

AirWorks is a newly-formed limited liability limited partnership whose sole business purpose is to invest in the secured convertible promissory note issued by the Issuer and to acquire, own, hold, maintain and otherwise deal with the shares of the Issuer.

Compass Partners, L.L.C. (“Compass”)
655 Madison Avenue
23rd Floor
New York, New York 10021

Compass is a limited liability company whose business purpose is to act as the General Partner of AirWorks. Compass controls AirWorks through its role as General Partner of AirWorks.

Richard Perlman, an individual citizen of the United States
c/o AirWorks Funding LLP
655 Madison Avenue
23rd Floor
New York, New York 10021

Mr. Perlman’s present principal occupation is Chairman of the Board of TurboChef Technologies, Inc. Mr. Perlman also is the President and controlling member of Compass.

RS Properties I LLC (“RS Properties”)
40 Wall Street
26th floor
New York, New York 10005

RS Properties is an independent investment fund making investments in, among other things, real estate and securities. John Lack is the sole officer and manager of the Reporting Person